ANGIODYNAMICS CODE OF CONDUCT

Contents 2 Message from our CEO Our Mission and Values Understanding the Code of Conduct MarketplaceContents Our Communities Reporting Options Message From Our CEO Our Mission And Values Understanding The Code Of Conduct • Our Code of Conduct • Your Role • Ethical Decision-Making • The Importance Of Asking Questions • Sharing Concerns • What Happens When A Report Is Made? • Zero Retaliation Our Company And The Workplace • Respect Others • A Safe And Healthy Working Environment • Workplace Environmental Health And Safety • Keep Accurate Records • Protect Confidential Information & Intellectual Property • Intellectual Property • Data Privacy • Our Commitment to Ethical Artificial Intelligence Use • Safeguarding Our Resources Marketplace • Interactions with Healthcare Professionals • Don’t Trade on Inside Information • Accurate Disclosures • Gifts and Entertainment • Political Activity • Avoid Conflicts of Interest • Be Honest, Open, and Fair • Don’t Make Improper Payments • Compete Fairly Our Communities • Communicating with External Parties • Social Media • Social Responsibility • Environmental Stewardship • Human Rights and Fair Labor Reporting Options Our Company and the Workplace

Message From Our CEO A Message to All Employees: Our values and our Code of Conduct serve as our guides to conducting business with the highest integrity and the highest ethical standards. Our values reflect AngioDynamics’ culture and help to ground us by guiding our day-to-day actions with customers and colleagues. Similarly, AngioDynamics’ Code and related policies provide important guidance to conduct our daily affairs. They apply to all employees, officers, and directors of AngioDynamics. As a team, we have worked very hard to build a successful and well-respected company. We simply cannot – and will not – tolerate unethical or inappropriate behavior. Remember, if you have a question or concern about what is proper conduct for you or anyone else, you may always talk to your supervisor or the Compliance Department at compliance@angiodynamics.com. You may also report possible violations by calling the AngioDynamics Compliance Hotline at +1 877-325-3781 or visiting our Compliance Hotline website, where you may choose to remain anonymous. Now more than ever, building a great company requires an unwavering commitment to the highest ethical standards. Each of us is accountable for doing the right thing – one of our most important values at AngioDynamics. We are clear about what we mean when we talk about doing things right – we must work hard every day to provide products that address unmet patient needs and support healthcare providers in the delivery of high-quality patient care; we must provide products that meet the highest standards of quality; and we must take every step in developing, making, and marketing our innovative products and technologies with a strong foundation of ethics and integrity. Doing things right is not an option at AngioDynamics. Working here means making a commitment to uphold our Company values and following our Code of Conduct. Thank you for upholding our values and for helping us to be the best medical device company we can be. Sincerely, Jim President and Chief Executive Officer Message from our CEO Our Mission and Values Understanding the Code of Conduct MarketplaceContents Our Communities Reporting Options Our Company and the Workplace 3

Our Mission and Values 4 Our Mission Our Values • Improve patient outcomes by focusing on the development of disruptive and differentiated technologies that address unmet patient needs and support professional healthcare providers around the world in the delivery of high-quality patient care. • We understand and accept the important responsibility that AngioDynamics and its products have in a patient’s care and adhere to the highest standards of quality and compliance in everything that we do. • We value the importance of trust and honesty in all relationships and are deeply committed to improving patient care by ethically serving our customers, shareholders and employees. • We add significant value in every interaction with our customers by providing unsurpassed service and the highest quality, best performing products and dedicate ourselves to the pursuit of innovation with a team which endeavors to be the best and the brightest in the medical device industry. Message from our CEO Our Mission and Values Understanding the Code of Conduct MarketplaceContents Our Communities Reporting Options Our Company and the Workplace

5 UNDERSTANDING THE CODE OF CONDUCT Message from our CEO Our Mission and Values Understanding the Code of Conduct MarketplaceContents Our Communities Reporting Options Our Company and the Workplace

6 Our Code of Conduct This Code applies equally to all employees, officers, and directors of AngioDynamics. As such, waivers of the Code for executive officers or directors are made only in extremely limited circumstances. Waivers for officers and directors must be approved in advance by our Board of Directors (or a committee of the Board that has been delegated such authority) and then promptly disclosed to shareholders as required by applicable Securities and Exchange Commission ("SEC") rules and regulations and applicable law. Only our Chief Executive Officer may grant waivers to other Company employees. Message from our CEO Our Mission and Values MarketplaceContents Our Communities Reporting Options Our Company and the Workplace Understanding the Code of Conduct

Contents | Message from our CEO | Our Mission and Values | Understanding the Code of Conduct | Our Company and the Workplace | Marketplace | Our Communities | Reporting Options

Your Role

Employees and directors shall be held accountable for their adherence to this Code. Failure to observe the terms of this Code may result in disciplinary action, including termination of employment or removal from the Board of Directors. Violations of this Code may also constitute violations of law and may result in civil or criminal penalties for employees, directors, and the Company.

Employee Responsibilities

- Act ethically and comply with the Code and any laws, regulations, and policies relevant to your job
- Cooperate with internal investigations
- Speak up if you suspect or see misconduct or violations of the Code
- Ask questions

What if I am asked to cooperate in an internal investigation? Do I have to participate?

Yes, as an AngioDynamics employee, you are obligated to cooperate in internal investigations – failure to do so may result in disciplinary action, up to and including termination of employment.

Leadership Responsibilities

- Serve as a role model for others to follow – lead by example
- Communicate the Code and information about ethics and integrity to your team
- Escalate violations or suspected violations of the Code
- Abide by AngioDynamics' Non-Retaliation Policy

What if my manager tells me to do something that is dangerous or possibly illegal and if I say something, I'm afraid my manager will retaliate against me?

Contact HR, the Compliance Department, the Legal Department, or the compliance hotline

(+1-877-325-3781 or Compliance Hotline (angiodynamics.ethicspoint.com)). Retaliation by anyone for reports made in good faith is not tolerated.

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Ethical Decision-Making 8 Recognizing ethical issues and doing the right thing in all AngioDynamics business activities is your responsibility. When engaging in business activities for AngioDynamics, consider the following: • What feels right or wrong about the planned action? • Is it based on a thorough understanding of the possible consequences? • Is the planned action consistent with the Code and Company policies? • How will the planned action appear to your manager, Company executives, the Board, or the general public? • Would another person's input help to evaluate the planned action? Message from our CEO Our Mission and Values MarketplaceContents Our Communities Reporting Options Our Company and the Workplace Understanding the Code of Conduct

Contents | Message from our CEO | Our Mission and Values | Understanding the Code of Conduct | Our Company and the Workplace | Marketplace | Our Communities | Reporting Options

Make Ethical Decisions

When you face a difficult decision not covered in our Code, ask yourself these questions before taking action:

If Yes to all, it's probably OK to proceed

If No to any, it's not OK to proceed

Still unsure? Check with:

- Your manager
- HR
- Legal Department
- Compliance Department
- Compliance Hotline (+1-877-325-3781 Compliance Hotline)

Go		Question		Stop
Go	Yes	Are my actions legal?	No	Stop
Go	Yes	Do my actions reflect our Company values?	No	Stop
Go	Yes	Do my actions comply with our Code and Company policies?	No	Stop
Go	Yes	Do my actions advance our business objectives?	No	Stop
Go	Yes	Would I be comfortable if my actions were reported in the news?	No	Stop
Go	Yes	Could I justify my actions to my co-workers, friends, and family?	No	Stop
Go	Yes	Are my actions in the best interest of AngioDynamics?	No	Stop

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The Importance of Asking Questions We believe that acting with integrity means always being truthful, accountable, and doing the right thing. While this sounds simple enough, sometimes this can be difficult in practice. We work in a very complex environment where we may encounter situations with unclear or conflicting goals. Any time you have questions about whether an action is lawful or complies with our Code, seek advice. Depending on the circumstances, you may seek advice from a coworker, your manager or supervisor, an HR representative, or the Legal or Compliance Departments. Always ask questions when you are unsure of the right course of action. Message from our CEO Our Mission and Values MarketplaceContents Our Communities Reporting Options Our Company and the Workplace Understanding the Code of Conduct 10

Contents | Message from our CEO | Our Mission and Values | Understanding the Code of Conduct | Our Company and the Workplace | Marketplace | Our Communities | Reporting Options

Sharing Concerns

AngioDynamics encourages all employees to ask questions and raise issues without fear of retaliation and is committed to treating reports seriously and investigating them thoroughly.

Employees must report existing or potential violations of the Code or any other suspected unethical, illegal, or suspicious behavior promptly. Options for reporting concerns include:

- Your supervisor or manager
- Human Resources
- Making a confidential and/or anonymous report online at angiodynamics.ethicspoint.com or by calling the AngioDynamics Compliance Hotline at +1 877-325-3781
- Compliance Department
- Legal Department

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What Happens When a Report is Made? 12 Concerns about compliance with Company policies will be investigated. Our investigation process includes: 1. Assigning investigators: experts with the right knowledge and objectivity are assigned to investigate 2. Conducting an investigation: the investigation team determines the facts through interviews and/or review of documents 3. Corrective action: if necessary, the investigation team recommends corrective actions to the appropriate managers for implementation 4. Feedback: the person raising the concern receives feedback on the outcome as appropriate Message from our CEO Our Mission and Values MarketplaceContents Our Communities Reporting Options Our Company and the Workplace Understanding the Code of Conduct

Zero Retaliation 13 Things to Remember: • AngioDynamics protects the confidentiality and anonymity of anyone who reports concerns to the extent practicable • Employees are expected to cooperate and be truthful during investigations • You have an obligation to report suspected violations of the Code or other misconduct • Retaliation can result in disciplinary action, including termination We will not tolerate any kind of retaliation against anyone who asks questions or reports a concern (or participates in an investigation) in good faith. Even if your report turns out to be untrue or cannot be verified, you will be protected from retaliation if you raised your concerns in good faith. Anyone who engages in retaliation against someone who asks questions or voices a concern will face discipline. Message from our CEO Our Mission and Values MarketplaceContents Our Communities Reporting Options Our Company and the Workplace Understanding the Code of Conduct Additional resources: Non-Retaliation Policy

14 OUR COMPANY AND THE WORKPLACE Message from our CEO Our Mission and Values Understanding the Code of Conduct MarketplaceContents Our Communities Reporting Options Our Company and the Workplace

Contents | Message from our CEO | Our Mission and Values | Understanding the Code of Conduct | **Our Company and the Workplace** | Marketplace | Our Communities | Reporting Options

Respect Others

AngioDynamics encourages workplace diversity and prohibits harassment and discrimination of any kind, which includes any behaviors that interfere with work performance, or any other treatment of a person that creates an intimidating, hostile, or offensive work environment.

We treat others with respect and do not tolerate harassment or discrimination, even if we disagree with them.

We embrace diversity:

- Accept and value personal differences
- Promote cross-cultural understanding
- Treat everyone fairly
- Don't create a hostile or offensive environment
- Don't harass or discriminate against any person based on these characteristics:
  - Race, religion, creed, color, sex, pregnancy, maternity, marital or family status, age, physical or mental disability, ancestry, genetic information, national or ethnic origin, citizenship status, sexual orientation, gender identity or expression, political belief, trade union membership, veteran status, or any other status protected by applicable federal or local laws



Additional resources:
Workplace Diversity and Equal Employment Opportunity Policy

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Contents | Message from our CEO | Our Mission and Values | Understanding the Code of Conduct | **Our Company and the Workplace** | Marketplace | Our Communities | Reporting Options

Respect Others

Q: Robert is a country manager and needs to promote a member of his team to replace one who just retired. He thinks that since Michael is 50 years old and nearing retirement age, and that Lena is only 35 years old and may stay with AngioDynamics for many years, it would be wise to promote Lena. After all, AngioDynamics will invest in training the newly promoted employee and Robert wants this investment to be used wisely. Is this a good employment decision?

A: No, Robert is making this decision in part **on the basis of age.** This **discriminatory practice is illegal**, contrary to our values, and never acceptable. As a leader, Robert is modeling the wrong behavior and is putting his position, integrity and the company at risk. Additionally, Robert may limit the performance of his team by viewing his direct reports through such a narrow perspective. As with hiring and retention, Robert needs to make decisions regarding employee promotion based on the individual's merits and qualifications, and not on **legally protected traits.**



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A Safe and Healthy Working Environment 17 • Employee Wellbeing is paramount at AngioDynamics. Supporting our wellbeing is fundamental to our Company’s values. Our Company invests in our personal and professional growth. Our physical and emotional wellbeing affects the health of our work environment and is important to AngioDynamics’ success. • Employee wellbeing means, in part, that we each feel valued as a contributor and have a sense of belonging within our Company. It means that we get timely and honest feedback about our work and our professional development. Our Company maintains high standards of fairness and respect, supporting individuals through a wide variety of services. • Our Company’s most important resource is our people. Therefore, our success depends upon maintaining a Safe and Healthy Environment for all employees. • This includes working in an environment that is inclusive and free from harassment, intimidation, violence, and substance abuse. We all share in the obligation to create a safe and healthy workplace. Message from our CEO Our Mission and Values Understanding the Code of Conduct MarketplaceContents Our Communities Reporting Options Our Company and the Workplace

18 Workplace Environmental Health and Safety The health and safety of all employees and protection of our environment is a top priority in all our global locations. We must constantly strive to prevent workplace injuries, illnesses, and environmental releases by: • Following all applicable environmental, health, and safety laws and regulations. • Complying with Company Environmental Health and Safety (EHS) policies and procedures in all our facilities. • Reporting, tracking, and developing corrective and preventive actions. • Conducting ourselves in a safe and responsible manner, according to EHS best practices. • Taking all reasonable precautions when handling hazardous or unsafe materials, and when operating machinery and equipment. • Working to continuously reduce workplace hazards and environmental impacts. • You should immediately report any behavior or activity that you believe jeopardizes the safety of your workplace or the environment. For additional information, contact your EHS representative or your supervisor. Message from our CEO Our Mission and Values Understanding the Code of Conduct MarketplaceContents Our Communities Reporting Options Our Company and the Workplace

Keep Accurate Records 19 • All Company business records must be complete, accurate, and reliable in all material respects. • Accurate and reliable records are crucial to our business, and legally required for publicly-traded companies. • Examples of business records include items such as booking information, payroll, timecards, travel and expense reports, e-mails, accounting and financial data, measurement and performance records, electronic data files, and all other records maintained in the ordinary course of our business. “Records” include paper and electronic documents and files. Q: I approve expenses from employees who report to me. Do I have to review each expense, or can I assume that the expenses are legitimate and accurate? A: You should always review each expense submitted by all employees to determine whether it is legitimate, accurately recorded, and appropriately supported. If an expense appears unusual in any way, seek clarification from the employee. Signing off on expense reports without reviewing them could be considered a form of falsifying records. Message from our CEO Our Mission and Values Understanding the Code of Conduct MarketplaceContents Our Communities Reporting Options Our Company and the Workplace

Protect Confidential Information & Intellectual Property 20 Remember: Confidential information includes (but is not limited to): • We must maintain the confidentiality of all Company information, except when disclosure is authorized or legally mandated. • Never share confidential information, such as intellectual property or personal information, with third parties or anyone who does not need to know the information for their job. • We protect the confidential information of third parties and never recruit people with the intent to obtain any third party confidential information. • Sales and marketing information • Financial information • Strategic information • Supplier information • Human resources information • Intellectual property information • Legal information Confidential information is information that is not known to the public, including information that might be of use to competitors or harmful to the Company or our customers, suppliers, or other business relations if disclosed. Message from our CEO Our Mission and Values Understanding the Code of Conduct MarketplaceContents Our Communities Reporting Options Our Company and the Workplace

Intellectual Property 21 • AngioDynamics’ Intellectual Property (IP) is among our most valuable assets. • IP includes copyrights, patents, know-how, trademarks, trade secrets, design rights, logos, expertise, and other intangible industrial or commercial property. • We must protect and, when appropriate, enforce our IP rights. We also respect the IP belonging to third parties – we do not knowingly infringe upon the IP rights of others. Message from our CEO Our Mission and Values Understanding the Code of Conduct MarketplaceContents Our Communities Reporting Options Our Company and the Workplace

Protect Confidential Information & Intellectual Property – Q&A Q: I have just received a copy of proprietary competitive information in an email. Can I use it? A: No. Instead, do not send or forward the information to any other employees, and immediately contact the Legal Department at legal@angiodynamics.com. Unless the Legal Department instructs otherwise, you must promptly destroy all copies of such information in your possession. Proper intelligence gathering is a legitimate marketing strategy, but AngioDynamics will never approve use of apparent proprietary information that it receives from known or unknown sources. 22 Message from our CEO Our Mission and Values Understanding the Code of Conduct MarketplaceContents Our Communities Reporting Options Our Company and the Workplace

23 Q: I used to work for a customer of one of AngioDynamics’ competitors. In my capacity in that job, I learned a lot about how the competitor operates. I even still have a copy of one of their contracts on my personal computer. Can I share this information with AngioDynamics? A: No. It is tempting to use information about a competitor that you obtained during your prior employment to AngioDynamics’ advantage but, in this case, it is not permitted. We expect you to protect confidential knowledge and information obtained from your employment with former employers, as we expect you to protect AngioDynamics’ confidential knowledge and information, as a current employee and in the future, if you ever leave the Company. Protect Confidential Information & Intellectual Property – Q&A Message from our CEO Our Mission and Values Understanding the Code of Conduct MarketplaceContents Our Communities Reporting Options Our Company and the Workplace

Data Privacy 24 • AngioDynamics respects the privacy of all its employees, business partners, and consumers. We must handle personal data responsibly and in compliance with all applicable privacy laws and Company policies (including our record retention requirements). • Personal data is information that can directly or indirectly identify an individual or that could be used to identify a person, such as name, employment history, identifying number (e.g., social security number), medical history, or physical address. • Refer to AngioDynamics’ Privacy Policy for additional guidance on the handling of personal data and a description of protected information. Message from our CEO Our Mission and Values Understanding the Code of Conduct MarketplaceContents Our Communities Reporting Options Our Company and the Workplace

25  Business Purpose Only We use GenAI tools strictly for approved business purposes  Protect Confidentiality We respect privacy rules and the need for transparency when using GenAI across our employee, customer and patient communities  Verify & Attribute Outputs We strive to review all GenAI-generated content for accuracy, bias, and appropriateness  Respect Intellectual Property We do not use GenAI outputs that may contain copyrighted or third-party IP without proper verification and approval  Promote Fairness & Inclusion We ensure GenAI content aligns with AngioDynamics’ non-discrimination policies and ethical standards Message from our CEO Our Mission and Values Understanding the Code of Conduct MarketplaceContents Our Communities Reporting Options Our Company and the Workplace Our Commitment to Ethical Artificial Intelligence Use AngioDynamics embraces innovation through the use of Generative AI (GenAI) technologies while upholding our core values of: Integrity • Transparency • Patients & Employees First Guiding Principles for GenAI Use Additional resources: Generative AI (GenAI) Policy

Safeguarding Our Resources 26 • AngioDynamics protects its assets so we can better serve our customers and maintain value for our stakeholders. AngioDynamics’ assets – whether they are products, vendor samples, corporate credit cards, technology, cash, or information – are meant to be used for the benefit of the Company. These assets are not for personal gain or for the benefit of others outside of AngioDynamics. • It is your responsibility to keep AngioDynamics’ assets safe from loss, theft, damage, inappropriate use, or other forms of fraud. • If you suspect theft in the workplace, or if you become aware of misuse of Company assets, report it immediately. Message from our CEO Our Mission and Values Understanding the Code of Conduct MarketplaceContents Our Communities Reporting Options Our Company and the Workplace

27 MARKETPLACE Message from our CEO Our Mission and Values Understanding the Code of Conduct MarketplaceContents Our Communities Reporting Options Our Company and the Workplace

Interactions with Healthcare Professionals 28 What is a healthcare professional? Healthcare Professional (HCP) is defined very broadly to cover any person or entity involved in the provision of healthcare services or items to patients, and includes: • clinicians (physicians, nurses, techs, etc.) • hospitals • outpatient-based labs • individuals involved in the decision to prescribe, purchase, or lease our services or products Message from our CEO Our Mission and Values Understanding the Code of ConductContents Our Communities Reporting Options Our Company and the Workplace Marketplace Additional resources: AdvaMed Code of Ethics

Interactions with Healthcare Professionals 29 We are part of a large, dynamic medical device industry highly regulated by various governments, regulatory bodies, and industry groups worldwide • HCPs must determine the best course of care for their patients • We are committed to providing timely information to assist them in treatment decisions • We provide fair, accurate, and balanced product information, scientific and medical information, and safety information • HCPs practice medicine – AngioDynamics' employees do not • We take special care to avoid even the appearance of unduly influencing HCPs' decisions • Inducements can include gifts, money, or anything of value, except where permitted by applicable law • We do not promote Off-Label Use • We promote our products only for the uses that have been approved, cleared, or authorized by the relevant governmental agencies and not for unapproved or off-label uses • We respond to requests for information about off-label uses of our products via medical affairs • We interact with HCPs with honesty, fairness, and integrity Our Code and Company policies reflect the requirements of industry association codes and applicable laws that prohibit misuse of influence, improper incentives, kickbacks, bribes, or anything of value in exchange for recommendation, use, prescription, or referral of our products or services Message from our CEO Our Mission and Values Understanding the Code of ConductContents Our Communities Reporting Options Our Company and the Workplace Marketplace

Contents | Message from our CEO | Our Mission and Values | Understanding the Code of Conduct | Our Company and the Workplace | Marketplace | Our Communities | Reporting Options

Interactions with Healthcare Professionals – Q&A

Q: I have become good friends with Dr. Anne Smith and would like to buy her a gift for the holidays. She uses our NanoKnife System. Can I buy her a bottle of wine and a gift card with my AngioDynamics credit card, since she is such a great doctor and friend?

A: No, you may not buy a Healthcare Professional any gifts or anything of value with an AngioDynamics credit card or your own personal credit card on behalf of AngioDynamics or on your own behalf. This could be construed as a bribe and violate the U.S. Foreign Corrupt Practices Act, the U.K. Bribery Act, and the AdvaMed Code of Ethics. This is specific to HCPs.

Q: A customer asked about using the AngioVac System outside of its cleared indication for use. Can I respond to the customer's question?

A: No, while an HCP may independently determine to use our products outside of their cleared indication for use, we cannot promote our products for use outside of the cleared indication for use, including sales personnel responding to a customer's request. You should refer the customer to medical affairs.

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Don't Trade on Inside Information

We maintain trust with our investors and the public by respecting financial laws, which means we do not trade shares of AngioDynamics' stock based on inside information.

We may become aware of inside information about AngioDynamics or companies with which we do business, and cannot trade on it or engage in other action to take advantage of that information. Refer to AngioDynamics' Insider Trading Policy for additional guidance.

Examples of inside information include:

- Information about business deals (e.g., mergers, acquisitions, etc.)
- Financial results
- Important management changes
- Major raw material shortages
- Gain or loss of a significant customer or supplier
- Major lawsuit or regulatory investigation
- Any information that may positively or negatively affect the stock price of AngioDynamics or any other company

Q: I have become aware that we will likely exceed our quarterly revenue guidance estimates, but we have not yet made a public announcement. I stand to make a lot of money once this gets out. May I buy more shares of AngioDynamics stock?

A: No. What you are considering is insider trading. This is a violation of AngioDynamics policy and a violation of applicable insider trading and securities laws. You may buy or sell AngioDynamics stock only after such an announcement is made public and after a period of time has elapsed to allow the financial markets to absorb this information.

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32 • significant deficiencies in the design or operation of internal controls that could adversely affect the Company's ability to record, process, summarize, and report financial data; or • any fraud, whether or not material, that involves management or other employees who have a significant role in the Company's financial reporting, disclosures, or internal controls Message from our CEO Our Mission and Values Understanding the Code of ConductContents Our Communities Reporting Options Our Company and the Workplace Marketplace Accurate Disclosures Information in the Company’s public communications, including SEC filings and communications with shareholders, must be full, fair, accurate, timely, and understandable. The CEO and all Senior Financial Officers are responsible for full, fair, accurate, timely, and understandable disclosure in public communications and in reports and documents of the Company that are filed with or submitted to the SEC. Accordingly, it is the responsibility of the CEO and each Senior Financial Officer promptly to bring to the attention of the Board of Directors and the Audit Committee any material information of which they may become aware that affects the disclosures made by the Company in its public filings and to otherwise assist the Audit Committee in fulfilling its responsibilities as specified in the Company’s Disclosure Controls and Procedures. The CEO and each Senior Financial Officer shall also promptly bring to the attention of the Audit Committee any information they may have concerning:

Gifts and Entertainment 33 • The giving or accepting of bribes, inappropriate, lavish, or repeated gifts (e.g., wine, liquor, jewelry, expensive entertainment tickets or outings), or other benefits is always prohibited, even if acceptable by local custom. • Requesting or soliciting gifts or services, or requesting contributions from vendors, suppliers, or other business partners for yourself or for AngioDynamics, is prohibited, except with regard to charitable organizations specifically sanctioned or supported by our Company. • It may be appropriate to accept modest hospitality, such as meals, while engaged in a business purpose, if such hospitality: o Is done in accordance with Company policies; o Is done in a manner which could not be construed as improperly influencing good business judgment; and o Reflects a bona fide business need • Know that the rules for giving gifts to healthcare professionals, customers, and government officials are much stricter, and some states have specific restrictions on providing meals and gifts to healthcare professionals. For more information, see our Gifts and Entertainment Policy. Message from our CEO Our Mission and Values Understanding the Code of ConductContents Our Communities Reporting Options Our Company and the Workplace Marketplace Additional resources: Anti-Corruption and Anti-Bribery Compliance Policy Advamed Code of Ethics

34 Gifts and Entertainment – Q&A Q: The holidays are approaching, and Mary, an AngioDynamics sales rep, is thinking about sending Dr. Stevens, a physician who works for a public, government hospital, a gift basket filled with three bottles of wine and a wide variety of chocolates. Is this OK? A: No, Mary should refrain from sending the gift because it is not educational in nature, is considerable in value, and gifts to government employees/representatives are not permitted. Since Dr. Stevens is a healthcare professional, this gift would not be permissible in the United States or other jurisdictions. Q: During contract negotiations, a potential new supplier offered me complimentary registration to a local business seminar. I was thinking of attending the seminar anyway as it is relevant to my work. There’s no personal gain to me, it would be good for me, and it would be a shame to waste the registration, so I planned on saying “yes.” Now I wonder if that’s the right decision. A: You should decline the offer. If you are involved in contract negotiations, you must never accept any gifts from a potential new supplier while the negotiation process is ongoing. Message from our CEO Our Mission and Values Understanding the Code of ConductContents Our Communities Reporting Options Our Company and the Workplace Marketplace

Political Activity 35 • Our Company encourages the advancement of sound public policy that supports AngioDynamics’ mission. Under certain circumstances, AngioDynamics may also provide support to candidates or interest groups. • Our Company encourages employees to personally engage in the political process, including volunteering and making contributions to candidates or other causes of their choosing based on personal beliefs and values in compliance with applicable laws. Certain Company employees may be subject to restrictions regarding contributions to certain governmental instrumentalities and political candidates. • Any personal political involvement must not be misrepresented as AngioDynamics’ endorsement or association. Message from our CEO Our Mission and Values Understanding the Code of ConductContents Our Communities Reporting Options Our Company and the Workplace Marketplace

36 Avoid Conflicts of Interest A conflict exists when your personal, social, or financial interests, duties, obligations or activities, or those of a family member are, or may be, in conflict or incompatible with the interests of the Company. Conflicts of interest expose our personal judgment and that of our Company to increased scrutiny and criticism and can undermine our credibility and the trust that others place in us. Employees should avoid possible conflicts of interest when choosing or dealing with third parties and disclose any personal relationships with third-party representatives. For more information, see our Conflict of Interest Policy. You are expected to advance the Company's legitimate business interests when the opportunity to do so arises. You may not take for yourself (or direct to a third party) a business opportunity that is discovered through the use of Company property, information, or position, unless the Company has already been offered the opportunity and turned it down. More generally, employees and directors are prohibited from using corporate property, information, or position to compete with the Company. Some examples of potential conflicts of interest include: • Owning, directly or indirectly, a significant financial interest in any entity that does business, seeks to do business, or competes with AngioDynamics. • Holding a second job that interferes with your ability to do your regular job. • Employing, consulting, or serving on the board of a competitor, customer, supplier, or other service provider. • Hiring a supplier, distributor, or other agent managed or owned by a relative or close friend. • Soliciting or accepting any cash, gifts, entertainment, or benefits that are more than modest in value from any competitor, supplier, or service provider. • Taking personal advantage of corporate opportunities. Message from our CEO Our Mission and Values Understanding the Code of ConductContents Our Communities Reporting Options Our Company and the Workplace Marketplace Additional resources: Related Person Transaction Policy

Avoid Conflicts of Interest – Q&A 37 Q: As an AngioDynamics manager, I am seeking a contractor to provide training on health and safety procedures to employees and visitors to the site. My husband is a professional health and safety trainer who is widely recognized for his experience and capability in this area and his rates are fair. Is it ethical for me to offer him the work? A: No, if you offer the contract to your husband, you may put yourself in a position of having to choose between your support to your husband and AngioDynamics’ business interests. This is a clear conflict of interest. Even if it were not, the situation may be perceived by others to be a conflict. Should you wish to pursue the matter, ask your manager or the Compliance Department for guidance. Message from our CEO Our Mission and Values Understanding the Code of ConductContents Our Communities Reporting Options Our Company and the Workplace Marketplace

Be Honest, Open, and Fair • AngioDynamics is committed to dealing fairly with its employees, customers, suppliers, and competitors. • We compete by providing superior products and services – never by engaging in unethical or illegal business practices. • You are expected to promote AngioDynamics products and services in a manner consistent with the customer's expressed financial needs and goals and to provide sufficient information to allow customers to make informed decisions voluntarily and without any form of coercion or undue influence. • You are prohibited from taking unfair advantage of anyone through manipulation, concealment, abuse of confidential information, misrepresentation of material facts, or any other unfair business practice. Message from our CEO Our Mission and Values Understanding the Code of ConductContents Our Communities Reporting Options Our Company and the Workplace Marketplace 38

Contents | Message from our CEO | Our Mission and Values | Understanding the Code of Conduct | Our Company and the Workplace | Marketplace | Our Communities | Reporting Options

Don't Make Improper Payments

No AngioDynamics employee, officer, agent, or independent contractor acting on our behalf may offer or provide bribes or other improper benefits in order to obtain business or an unfair advantage. A bribe is defined as directly or indirectly offering anything of value to influence or induce action, or to secure an improper advantage.

Bribes can take many forms, including:

- Money
- Gifts
- Unreasonable entertainment or hospitality
- Kickbacks
- Unwarranted rebates or excessive commissions
- Political or charitable contributions
- Anything else of value

We expect all employees, officers, agents, and independent contractors acting on behalf of AngioDynamics to strictly abide by all anti-bribery and anti-corruption laws, including local laws in every country in which we do business.

AngioDynamics prohibits all forms of money laundering, which involves disguising or channeling unlawfully obtained money, or transforming such money into legitimate funds. We are committed to full compliance with anti-money laundering laws throughout the world and will conduct business only with reputable customers and partners involved in legitimate business activities and transactions.

You also have a duty to alert the Legal Department about any situation that seems suspicious or inappropriate and not to alert an organization or individual with whom you have a relationship of any impending or ongoing investigation against them.

For more information, see our Anti-Corruption and Anti-Bribery Compliance Policy.

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Contents | Message from our CEO | Our Mission and Values | Understanding the Code of Conduct | Our Company and the Workplace | Marketplace | Our Communities | Reporting Options

Compete Fairly (Antitrust and Fair Competition)

Antitrust and competition laws prohibit efforts and actions to restrain or limit competition between companies that otherwise would be competing for business in the marketplace. You must be particularly careful when you interact with any employees or representatives of AngioDynamics' competitors.

AngioDynamics believes in free and open competition and never looking to gain competitive advantages through unethical or illegal business practices. We do not enter into agreements with competitors to engage in any anti-competitive behavior, including setting prices or dividing markets. We do not engage in unfair or deceptive acts or practices, such as false or misleading advertising, or other misrepresentation. We will be successful based on the value of our products and services.

Q: I received sensitive pricing information from a customer for one of our competitor's products. What should I do?

A: Contact the Legal Department or Compliance Department for guidance before any further action is taken.

Avoid discussing the following with our competitors:

- Prices or pricing strategy or discounts;
- Structuring or manipulating bids;
- Comparing bids or agreeing not to bid;
- Knowingly submitting noncompetitive bids;
- Terms of our customer relationships;
- Sales policies;
- Marketing plans;
- Customer selection;
- Allocating customers or market areas; or
- Contract terms and contracting strategies

Additional resources:
Antitrust Policy

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41 OUR COMMUNITIES Message from our CEO Our Mission and Values Understanding the Code of Conduct MarketplaceContents Our Communities Reporting Options Our Company and the Workplace

Communicating with External Parties • AngioDynamics employees are not authorized to speak with the media, investors, or analysts on behalf of our Company unless authorized by our Communications Department • Do not give the impression that you are speaking on behalf of AngioDynamics in any communication, especially those that may become public, unless expressly authorized o This includes posts to online forums, social media sites, blogs, chat rooms, and bulletin boards o This also applies to comments to journalists about specific matters that relate to our businesses, as well as letters to the editor and endorsements of products or services Message from our CEO Our Mission and Values Understanding the Code of Conduct MarketplaceContents Reporting Options Our Company and the Workplace Our Communities 42 Additional resources: Employee Online Communication Policy

Social Media We encourage communication among our employees, customers, and others via a wide range of forums to enable us to learn from and share information with our stakeholders, as well as communicate with the public. Remember when utilizing social media, think about the effect of statements you make. Do not make abusive, objectionable, or inflammatory posts on social media. Your employment postings on Internet sites and social media sites such as Facebook or Twitter may include the fact that you work for AngioDynamics, your job title, a high-level job description, and your general office location. Do not to disclose confidential and/or proprietary information about our business, our suppliers, or our customers, and remember to note that you are not speaking on behalf of the Company. We cannot use social media to promote off-label uses of our product and technologies, including by liking or retweeting others' content. See our Employee Online Communication Policy for more information. Message from our CEO Our Mission and Values Understanding the Code of Conduct MarketplaceContents Reporting Options Our Company and the Workplace Our Communities 43

Q: Would it be OK if I add that I work at AngioDynamics on my Facebook page? A: Yes. You may share where you work as long as you follow our policies and make it clear that your opinions are clearly your own. However, it is against our policy to condone the posting of content that is: • offensive; • discriminatory; • harassing; • racist; and/or • demeaning Inappropriate postings that include discriminatory remarks, harassment, and threats of violence or similar inappropriate or unlawful conduct will not be tolerated and may subject you to disciplinary action up to and including termination. Social Media – Q&A 44 Message from our CEO Our Mission and Values Understanding the Code of Conduct MarketplaceContents Reporting Options Our Company and the Workplace Our Communities

45 Social Media – Q&A Q: An AngioDynamics customer, Dr. Chopra, just posted on Twitter a case report and video link using the NanoKnife System in an off-label method. It’s such an amazing way to get the off-label use out to the world, without actually creating marketing material ourselves! Can I retweet this and like it? A: No, it is not permissible for a medical device company to promote a product off-label. A doctor may do so, since they can use products, drugs, devices, etc. in an off-label, exploratory manner, counter to a product’s cleared indication. However, if AngioDynamics retweets or ‘likes’ the off- label social media post, then we are directly and knowingly affiliating ourselves with that off-label use and off-label marketing, and therefore, cannot re-promote the off-label use. Message from our CEO Our Mission and Values Understanding the Code of Conduct MarketplaceContents Reporting Options Our Company and the Workplace Our Communities

Social Media – Q&A Q: Could I negatively affect my employment with AngioDynamics by what I post online? A: Yes. It is against AngioDynamics' policy to condone the posting of offensive, discriminatory, harassing, racist, and/or demeaning content. Inappropriate postings that may include discriminatory remarks, harassment, and threats of violence or similar inappropriate or unlawful conduct will not be tolerated and may subject you to disciplinary action up to and including termination. If you make inappropriate postings that could be construed in this nature, and it is seen or reported to AngioDynamics, the ramifications may, indeed, negatively affect your employment, and may subject you to disciplinary action up to and including termination. 46 Message from our CEO Our Mission and Values Understanding the Code of Conduct MarketplaceContents Reporting Options Our Company and the Workplace Our Communities

Social Responsibility We pride ourselves on being a company that operates with integrity, makes good choices, and does the right thing in every aspect of our business. We will continually challenge ourselves to define what being a responsible company means to us, and work to translate our definition into behavior and improvements at AngioDynamics. We seek to align our social and environmental efforts with our business goals and continue to develop both qualitative and quantitative metrics to assess our progress. Message from our CEO Our Mission and Values Understanding the Code of Conduct MarketplaceContents Reporting Options Our Company and the Workplace Our Communities 47

Environmental Stewardship 48 • We are committed to conducting business in an environmentally responsible manner and strive to improve our performance to benefit our employees, customers, communities, shareholders, and the environment. • We use energy wisely and efficiently and employ technology to minimize any risk of environmental impact. • Employees whose work affects environmental compliance must be familiar with the permits, laws, and regulations that apply to their work. • All employees are responsible for making sure that AngioDynamics business is conducted in compliance with all applicable laws and in a way that is protective of the environment. Message from our CEO Our Mission and Values Understanding the Code of Conduct MarketplaceContents Reporting Options Our Company and the Workplace Our Communities

Human Rights and Fair Labor 49 • We are committed to upholding fundamental human rights and believe that all human beings around the world should be treated with equality, dignity, fairness, and respect. We require our suppliers and direct contractors to demonstrate a serious commitment to the health and safety of their workers, and operate in compliance with human rights laws. • AngioDynamics does not use or condone the use of slave labor or human trafficking, denounces any degrading treatment of individuals or unsafe working conditions, and supports our products being free of conflict minerals. • We are committed to following all applicable wage and hour laws and regulations. Anyone paid based on hours worked must report and record all time worked accurately in accordance with established local procedure. Message from our CEO Our Mission and Values Understanding the Code of Conduct MarketplaceContents Reporting Options Our Company and the Workplace Our Communities

Reporting Options Rev. 3/2026 50 Email compliance@angiodynamics.com Phone +1-877-325-3781 Web Compliance Hotline (angiodynamics. ethicspoint.com) Mail AngioDynamics, Inc. 14 Plaza Drive Latham, New York 12110 USA Attn: Corporate Compliance Officer People you can talk to: -Managers or supervisors -Legal and Compliance teams -Human Resources team Message from our CEO Our Mission and Values Understanding the Code of Conduct MarketplaceContents Our Communities Reporting Options Our Company and the Workplace